Exhibit 10.1

Plan Amendment

AMENDMENT TO

DECISIONPOINT SYSTEMS, INC.

2014 EQUITY INCENTIVE PLAN

This Amendment (the “Plan Amendment”) to the DecisionPoint Systems, Inc. 2014 Equity Incentive Plan (the “Plan”) is made effective by DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), subject to approval by the Company’s stockholders.

WHEREAS, the Company desires to amend the DecisionPoint Systems, Inc. 2014 Equity Incentive Plan (as amended and in effect, the “Plan”) to increase the aggregate number of shares authorized for issuance under the Plan by 500,000 shares of common stock, par value $0.001 per share, of the Company.

WHEREAS, on December 16, 2021, subject to stockholder approval, the Board of Directors of the Company approved the Amendment.

NOW THEREFORE, in accordance with Section 14 of the Plan, the Plan is hereby amended as follows:

1.	Section 5(b) of the Plan is hereby amended and restated to read as follows:

“Subject to Section 12 of this Plan, the Committee is authorized to deliver under this Plan an aggregate one million six hundred thousand (1,600,000) Common Shares.”

2. 3

The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2022 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

The Plan Amendment is intended to give effect to the 1-for-2 reverse stock split effected by the Company in December 2021, and, after giving effect to that reverse stock split, upon approval of the Plan Amendment, a total of 1,600,000 shares of Company common stock will be reserved for issuance under the Plan.

4.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.